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Exhibit 23(a)

AUDITORS' CONSENT

Board of Directors
Tenet Healthcare Corporation:

    We consent to the incorporation by reference in the registration statement on Form S-8 of Tenet Healthcare Corporation of our reports dated July 10, 2001, relating to the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 2001, which reports appear or are incorporated by reference in the May 31, 2001 annual report on Form 10-K of Tenet Healthcare Corporation.

    Our reports refer to a change in the method of accounting for start-up costs in fiscal 2000.

                      /s/ KPMG LLP

Los Angeles, California
November 28, 2001

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  Exhibit 23(a)
AUDITORS' CONSENT